POWER OF ATTORNEY

I, Shaker Sadasivam, do hereby make, constitute, designate and appoint Jeffrey W. Acre and D. Mark McMillan, and each of them and their designees or substitutes, as my true and lawful Attorney-in-Fact, for me and in my name and on my behalf generally:

1. To execute and file any and all forms required to be filed by me with the U.S. Securities Exchange Commission ("SEC") pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including Forms 3, 4, and 5, and any amendment thereto;

2. To do and perform any and all acts which may be necessary or desirable to prepare, complete, and execute any and all forms required to be filed by me with the SEC) pursuant to Section 16 of the Exchange Act, including Forms 3, 4, and 5, and any amendment thereto, and timely deliver and file such forms or amendments with the SEC and any stock exchange or similar authority; and

3. To take any other action of any type whatsoever in connection with the foregoing which, in the opinion of either such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, me, it being understood that the documents executed by either such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as either such attorney-in-fact may approve in either such attorney-in-fact's discretion.

I hereby grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if I was personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or each such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

I acknowledge that each of the foregoing attorneys-in-fact, in serving in such capacity at my request, is not assuming nor relieving any of my responsibilities to comply with Section 16 of the Exchange Act.

I also acknowledge that none of the foregoing attorneys-in-fact assume (i) any liability for my responsibility to comply with the requirements of the Exchange Act, (ii) any liability for my failure to comply with such requirements, or (iii) any of my obligations or liabilities for profit disgorgement under Section 16(b) of the Exchange Act.

This Power of Attorney shall be effective immediately upon execution and shall be revoked by my giving to any such attorney-in-fact acting hereunder written notification of the revocation, which notice shall not be considered binding unless actually received.

I hereby declare that this Power of Attorney shall not be affected by my disability or incapacity and that as against me and all persons claiming under me, everything which any such attorney-in-fact shall do or cause to be done shall be valid and effectual in favor of any person claiming a benefit thereunder, who, before the doing thereof, shall not have had notice of revocation of this instrument.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be executed this 16th day of August, 2016.


GRANTOR:


	/s/ Shaker Sadasivam

Printed Name:  	Shaker Sadasivam